Exhibit 99.p(1)


                                BROADMARK FUNDS

                                 Code of Ethics

                                December 3, 2012

I.    INTRODUCTION

      High ethical standards are essential for the success of Broadmark Funds (the "Trust") and each of its series (each, a "Fund" and together the "Funds") and to maintain the confidence of Fund shareholders. All personnel of the Trust, including officers and employees (if any) of the Trust, must put the interests of the Trust and the Funds before their own personal interests and must act honestly and fairly in all respects in dealings with the Trust and the Funds. Trust personnel must also comply with all Federal securities laws.

      The Board of Trustees of the Trust (the "Board" or the "Trustees") has adopted this Code of Ethics ("Code") on behalf of the Trust and the Funds pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). This Code contains provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Trust. Adherence to this Code and the related restrictions on personal investing is considered a basic condition of serving as a member of the Trust's personnel. If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer of the Trust (the "Chief Compliance Officer"), who is charged with the administration of this Code.

II.   DEFINITIONS

      1. Access Person means any (i) Trustee, officer or employee of the Trust, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (ii) any natural person in a control relationship with the Trust who obtains information concerning recommendations made with respect to a Fund regarding the purchase or sale of securities by the Fund.

      2. Adviser means Broadmark Asset Management LLC and any sub-adviser to a Fund.

      3. Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

      4. Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest, other than receipt of an investment management fee.

      5. Independent Trustee means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make a report under Section VI of this Code solely by reason of being a Trustee.

      6. Initial Public Offering means an offering of Securities registered under the Securities Act of 1933, as amended (the "Securities Act"), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

      7. Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) of the Securities Act or to Rules 504, 505 or 506 thereunder.

      8. Personal Account means any account in which an Access Person has any Beneficial Ownership.

      9. Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell the security.

      10. Reportable Security means a security as defined in section 2(a)(36) of the 1940 Act and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

            (i)   Direct obligations of the Government of the United States;

            (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

            (iii) Shares issued by money market funds;

            (iv) Shares issued by registered open-end funds other than exchange-traded funds; and

            (v) Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

      11. A security is being purchased or sold by a Fund from the time an order is given by or on behalf of the Fund to the trading desk of the Adviser until the order is completed or withdrawn.

      12. A security is being considered for purchase or sale by a Fund when the security is subject to active analytical review by the Adviser in anticipation of developing or refining an investment opinion.

      13. Short Sale means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.  APPLICABILITY OF CODE OF ETHICS

      Personal Accounts of Access Persons. This Code applies to all Personal Accounts of all Access Persons.

      A Personal Account also includes an account maintained by or for:

      o An Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

      o Any immediate family member of the Access Person who lives in the Access Person's household;

      o Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services; and

      o Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

      A comprehensive list of all Access Persons and Personal Accounts will be maintained by the Chief Compliance Officer or his or her designee.

IV.   RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

      1. General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable law. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section IV.

      2. Preclearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in any transaction in his or her Personal Account. The Chief Compliance Officer may approve the transaction if he or she concludes that the transaction would comply with this Code and is not likely to have any adverse economic impact on the Trust or any Fund. A request to the Chief Compliance Officer for preclearance must be made by email, with a copy to the Chief Compliance Officer, in advance of the contemplated transaction. No particular form is required, but the email must include sufficient detail for the Chief Compliance Officer to decide if the requested trade is permissible.

            Any approval given under this Section IV will be provided by email, with a copy to the Chief Compliance Officer, and will remain in effect for seventy-two (72) hours.

      3. Initial Public Offerings. An Access Person may not acquire any direct or indirect Beneficial Ownership in any securities in any Initial Public Offering without prior written approval of the Chief Compliance Officer.

      4. Limited Offerings. An Access Person may not acquire any Beneficial Ownership in any securities in any Limited Offering unless the Chief Compliance Officer has given express prior written approval. The Chief Compliance Officer, in determining whether approval should be given, will take into account whether the Limited Offering would have an adverse economic impact on the Trust or any Fund.

V.    EXCEPTIONS FROM PRECLEARANCE PROVISIONS

      In recognition of the de minimis or involuntary nature of certain transactions, this Section V sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of this Code will continue to apply to any transaction exempted from the preclearance requirement pursuant to this Section V. Accordingly, the following transactions will be exempt only from the preclearance requirements set forth in Section IV of this Code:

      1. Purchases or sales that are non-volitional on the part of the Access Person, such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

      2.    Purchases or sales pursuant to an Automatic Investment Plan;

      3.    Transactions in securities that are not Reportable Securities; and

      4. Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

      5.    Purchases or sales by an Independent Trustee.


VI.   REPORTING

      1. Duplicate Copies of Broker's Confirmations and Account Statements to Chief Compliance Officer. All Access Persons must direct their brokers or custodians or any persons managing the Access Person's account in which any Reportable Securities are held to supply the Chief Compliance Officer or his or her designee with:

            o duplicate copies of securities trade confirmations ("Broker's Confirmations") within thirty (30) days after the Access Person's transaction; and

            o the Access Person's monthly and quarterly brokerage statements;

            All Access Persons must submit to the Chief Compliance Officer a report of their securities transactions no later than thirty (30) days after the end of each calendar quarter. The report must set forth each transaction in a Reportable Security in which the Access Person had any beneficial interest during the period covered by the report. A form of quarterly report is set forth as Attachment C.

      2. New Accounts. Each Access Person must notify the Chief Compliance Officer promptly if the Access Person (i) opens any new account in which any securities are held with a broker or custodian, or (ii) moves an existing such account to a different broker or custodian.

      3. Disclosure of Securities Holdings. All Access Persons will, within ten (10) days of becoming an Access Person, submit to the Chief Compliance Officer an initial statement listing all of the:

            o securities in which the Access Person has any Beneficial Ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares (if applicable) and principal amount of each Reportable Security in which the Access Person has any Beneficial Ownership);

            o the names of any brokerage firms or banks where the Access Person has an account in which any securities may be held;

            The report must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than forty-five (45) days prior to the date that the person becomes an Access Person.

            In addition, all Access Persons must annually submit to the Chief Compliance Officer an updated statement, which must be current as of a date no more than forty-five (45) days prior to the date the report was submitted. A form of the initial report is set forth in Attachment B.

      4. Access Persons must report immediately any suspected violations to the Chief Compliance Officer.

      5. Transactions Subject to Review. The Reportable Securities transactions reported on the Broker's Confirmations may be reviewed and compared against the transactions reports submitted directly by Access Persons pursuant to this Code.

VII.  EXEMPTIONS FROM REPORTING REQUIREMENT

      1. An Access Person need not make any report with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or Control.

      2. An Access Person need not submit a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

      3. An Access Person of an Adviser need not make separate reports under this Code to the extent the information in the reports would duplicate information in reports required under the Code of Ethics of the Adviser.

      4. An Independent Trustee need not make an initial holdings report or annual holdings report.

      5. An Independent Trustee need only submit a Quarterly Transaction Report if such Trustee, at the time of a transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately before or after the date of the transaction, the security was being purchased or sold by any Fund or was being considered for purchase or sale by any Fund. A Quarterly Transaction Report must be submitted for any transaction pre-cleared by the Chief Compliance Officer.

VIII. RECORDKEEPING

      The Chief Compliance Officer or his designee will keep in an easily accessible place for at least five (5) years copies of this Code, all Broker's Confirmations and periodic statements and reports of Access Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

      The Chief Compliance Officer will verify that the Trust has a list of all persons who currently are, or during the last five (5) years were, Access Persons.

      All Broker's Confirmations and periodic statements of Access Persons may be kept electronically in a computer database.

VIX.  GIFTS AND BUSINESS ENTERTAINMENT POLICY

      Gifts. Access Persons are prohibited from improperly using their position with the Trust to obtain an item of value from any person or company that does business with the Trust or any Fund. Access Persons must report to the Chief Compliance Officer the receipt of any gift greater than $300 in value from any person or company that does business with the Trust or any Fund. Unsolicited business entertainment, including meals or tickets to cultural and sporting events do not need to be reported if (a) they are not so frequent or of such high value as to raise a question of impropriety, and (b) the person providing the entertainment is present at the event.

IX.   OVERSIGHT OF CODE OF ETHICS

      1. Acknowledgment. The Chief Compliance Officer will distribute to all Access Persons a copy of this Code on an annual basis, and will promptly distribute to Access Persons any amendments thereto. All Access Persons are required to sign and acknowledge their receipt of this Code of Ethics annually by signing the form of acknowledgment attached as Attachment A (for Access Persons) or such other form as may be approved by the Chief Compliance Officer.

      2. Review of Transactions. Each Access Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with pre-approvals. Any transaction by an Access Person that is believed to be a violation of this Code will be reported promptly to the Chief Compliance Officer. The Chief Compliance Officer's transactions and preclearance requests will be reviewed by [_____________].

      3. Annual Report to the Board. The Chief Compliance Officer shall submit a written annual report to the Board that: (a) describes any issues arising under this Code since the last report to the Board, including description of any violation and the sanction imposed, transactions which suggest a possibility of a violation, any exemptions or waivers found appropriate by the Chief Compliance Officer; and any other significant information concerning the appropriateness of this Code; and (b) certifies that the Trust and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

      4. Sanctions. The Board will consider reports made to it, and, in the event that the Board determines that a violation of this Code has occurred, may impose such sanctions or remedial action as it deems appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

      5. Authority to Exempt Transactions. The Chief Compliance Officer has the authority to exempt any Access Person, or any personal securities transaction of an Access Person, from any or all of the provisions of this Code if the Chief Compliance Officer determines that such exemption (i) would not be against any interests of a Fund, and (ii) would be in accordance with applicable law. The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for such exemption.

X.    CONFIDENTIALITY

      All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

                                                                    ATTACHMENT A
                                                                    ------------

                                BROADMARK FUNDS

                 CODE OF ETHICS ACKNOWLEDGMENT BY ACCESS PERSON
                 ----------------------------------------------

I hereby acknowledge receipt of the Code of Ethics of Broadmark Funds (the "Code") and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Chief Compliance Officer or his or her designee and have reported to the Chief Compliance Officer all Reportable Securities transactions in which I had or obtained any direct or indirect Beneficial Ownership.

Date:
     -------------------------------     ---------------------------------------
                                         Signature


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                                         Print Name

                                                                    ATTACHMENT B
                                                                    ------------

                                BROADMARK FUNDS

               INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT
              ---------------------------------------------------

To:        Chief Compliance Officer

Subject:   Personal Securities Holdings
--------------------------------------------------------------------------------

Pursuant to the Code of Ethics of Broadmark Funds (the "Code"), you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include holdings of shares of open-end investment companies (mutual funds).

Kindly complete the form below and return it to the Chief Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than ten (10) days after the date on which the undersigned became an Access Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than forty-five (45) days prior to the date on which the report is submitted.

-----------------------------------       --------------------------------------
  Title and Amount of Security
(including exchange ticker symbol            Name of Broker, Dealer or Bank
or CUSIP number, number of shares                 Maintaining Account at
      and principal amount)                Which any Securities are Maintained
-----------------------------------       --------------------------------------







(You may attach copies of your most recent brokerage statements in lieu of completing table above or please attach additional pages if you require more space)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:


Date:
     -------------------------------     ---------------------------------------
                                         Signature


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                                         Print Name

                                                                    ATTACHMENT C
                                                                    ------------

                                BROADMARK FUNDS

                          QUARTERLY TRANSACTION REPORT
                          ----------------------------

This report must be submitted to the Chief Compliance Officer no later than thirty (30) days after the end of a calendar quarter.

Period of Report:  From ____________ to ____________________.

                                  TRANSACTIONS
                                  ------------
                                                               Interest Rate and
                                                               Maturity Date (if
               Number of Shares or                              applicable) and
 Trade Date      Principal Amount      Security Description        Unit Price
 ----------     -----------------      --------------------    -----------------





                  NEW ACCOUNTS ESTABLISHED DURING THE QUARTER
                  -------------------------------------------


Name of Broker, Dealer            Name of Account and
       or Bank                       Account Number             Date Established
----------------------            --------------------          ----------------





(Use additional sheets if necessary)


I certify that I have reported on this form, or that you have received duplicate brokerage confirmations/statements of, all transactions in Reportable Securities of which I had any direct or indirect Beneficial Ownership during the period covered by this report. I further certify that I have disclosed all new brokerage accounts in which I have Beneficial Ownership of securities.


Date:
     -------------------------------     ---------------------------------------
                                         Signature


                                         ---------------------------------------
                                         Print Name